Exhibit 10(c)23

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into by and between GEORGIA POWER COMPANY (the “Company”) and CLIFF S. THRASHER (“Consultant”).

WITNESSETH

WHEREAS, the Company desires to retain Consultant to provide certain services to the Company, and Consultant desires to provide such services to the Company, all subject to the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.           Engagement as an Independent Consultant.

The Company hereby agrees to engage Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.

2.           Term.

(a)           The term of this Agreement shall commence on April 1, 2009 and shall expire on December 31, 2010 (“Term”), unless the Agreement is terminated prior to the expiration of the Term pursuant to Paragraph 2(b), (c) or (d) below.

(b)           Notwithstanding Paragraph 2(a), Consultant may terminate this Agreement at any time by providing a thirty (30) day written notice of intent to terminate. If Consultant terminates this Agreement pursuant to this Paragraph 2(b), Consultant shall be entitled to keep the Retainer Fees under Paragraph 5 hereof which have already been paid and the Company shall have no further obligations under this Agreement.

(c)           Notwithstanding Paragraph 2(a), the Company may immediately terminate the Agreement at any time for Cause (as defined below). If the Company terminates this Agreement pursuant to this Paragraph 2(c), Consultant shall be entitled to keep the Retainer Fees under Paragraph 5 hereof which have already been paid and the Company shall have no further obligations under this Agreement. “Cause” or “Termination for Cause” shall include the following conditions as solely determined by the Company:

1.           Failure to Discharge Duties.  Consultant willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to his by the Company without reasonable excuse;

2.           Breach.  Consultant commits any material breach or repeats or continues (after written warning) any breach of his obligations hereunder;

3.           Gross Misconduct.  The Consultant is guilty of gross misconduct. For the purposes of this Agreement; the following acts shall constitute gross misconduct as solely determined by the Company:

(i)           Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

(ii)           The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of the Company, Southern Company or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located;

(iii)           Attendance at a Company worksite in a state of intoxication or otherwise being found in possession. on Company property of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iv)           Assault or other act of violence against any employee of the Company or other person during the course of his engagement; or

(v)           Conviction of any felony or misdemeanor involving moral turpitude.

(d)           If Consultant dies during the Term of this Agreement, the Agreement shall terminate and the Company shall have no further obligations under this Agreement.

3.           Duties.

Unless otherwise detailed in a specific letter or memorandum, Consultant shall manage, perform, and provide professional consulting services and advice (“Consulting Services”) as the Company may request from time to time. Consultant shall be available to provide Consulting Services for the Company for no more than four (4) days during each calendar month during the Term of this Agreement. Consultant must obtain prior written approval from an authorized officer of the Company before Consultant contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Consultant shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with the Company’s Code of Ethics. Additionally, during the Term of this Agreement, Consultant agrees to promote the best interests of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates or to knowingly assist, in any way, a competitor of the Company.

4.           Consultant as an Independent Consultant.

In the performance of this Agreement, both Consultant and the Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another, It is expressly understood and agreed that Consultant is an independent contractor of the Company in all manners and respects. The parties further agree that:

(a)           Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.

(b)           Consultant shall obtain and maintain (at Consultant’s own cost) any required insurance or other protection required for the performance of the services under this Agreement.

(c)           Consultant shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant at any time and “for any reason as a result of this Agreement or the performance of services by Consultant. However, Consultant may be reimbursed for reasonable out of pocket expenses where prior approval has been received from the either the Company’s Chief Executive or Chief Financial Officer.

(d)           Consultant shall be solely and exclusively responsible for obtaining and providing (at Consultant’s own cost) whatever computer, training, software or other equipment Consultant believes is necessary to complete the services required under this Agreement.

(e)           Consultant shall complete the services required under this Agreement according to Consultant’s own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of the work.

(f)           Consultant shall not be subject to the Company’s employee personnel policies and procedures. Other than as a retired employee of the Company, Consultant also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by the Company, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.

(g)           The Company and Consultant acknowledge and agree that Consultant shall not provide the services to Company on a full-time basis. Except to the extent restricted under the Separation Agreement, the Consultant may engage in other activities for and on behalf of other clients during the Term of this Agreement.

5.           Retainer.

As payment for the services rendered pursuant to this Agreement, the Company shall pay, and Consultant shall accept, a retainer fee in the amount of Fifty Thousand Dollars and No Cents ($50,000.00) (the “Retainer Fee”) per quarter. The first payment of the Retainer Fee shall be payable on or before April 10, 2009 and shall continue to be paid each quarter through December 31, 2010, the timing of each payment occurring within the Company’s first ten (10) business days during the applicable quarter.

6.           Business Protection Provision Definitions.

For purposes of Paragraphs 6, 7 and 8, the following terms shall have the following meanings:

(a)           “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, Southern or their respective affiliates (collectively, “Southern Entities”), other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Consultant, his agents and employees related to or regarding any proceedings involving or related to the Southern Entities before the Georgia Public Service Commission or other Entities.

(b)           “Trade Secrets” shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Consultant agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a “trade secret” under applicable law.

(c)           “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Consultant for the Company or any of the Southern Entities or their clients or Customers or, by using any Southern Entity’s time, personnel, facilities, equipment, knowledge, information, resources or material.

(d)           “Competitive Position” shall mean any employment or independent contractor arrangement with any Customer whereby Consultant will serve such Customer in the same or substantially similar capacity as that which it performs for the Company or any other Southern Entity pursuant to the terms of this Agreement.

(e)           “Customer” shall have the meaning ascribed by Section 8 hereof.

(f)           “Entity” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

7.           Nondisclosure: Ownership of Proprietary Property.

(a)           Nondisclosure.  In recognition of the need of the Company to protect its legitimate business interests, Consultant hereby covenants and agrees that Consultant, his agents, employees and subcontractors shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting all or any portion of a Trade Secret, at all times such information remains a “trade secret” under applicable law; and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason.

(b)           Allowed Disclosures.  Notwithstanding Paragraph 7(a) hereof, Consultant may disclose Confidential Information and Trade Secrets to those of his agents, employees and subcontractors who need to know such particular Trade Secrets or Confidential Information in order for Consultant to perform his obligations under this Agreement. Consultant shall require each and every person to whom it discloses any Trade Secrets or Confidential Information to execute confidentiality agreements in a form reasonably acceptable to the Company and shall use his best efforts to cause such persons to comply with the restrictions contained in such confidentiality agreements. Consultant shall remain responsible for every person to whom it provides Trade Secrets or Confidential Information,

(c)           Notification of Unauthorized Disclosure.  Consultant shall exercise his best efforts and shall cause his agents, employees and subcontractors to exercise their best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company or any of the Southern Entities known by, disclosed or made available to Consultant, whether in connection with this Agreement or any other past or present relationship with the Company or any of the Southern Entities. Consultant shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware. Consultant shall assist the Company and any of the other Southern Entities, to the extent necessary, in the procurement or protection of the Southern Entities’ rights to or in any Work Product, Trade Secrets or Confidential Information.

(d)           Ownership.  All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §§ 101 et seq., as amended), and Consultant hereby unconditionally and irrevocably transfers and assigns and shall cause his agents, employees and subcontractors to unconditionally and irrevocably transfer and assign to the Company all rights, title and interest Consultant or such persons currently have or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other Work Product rights. Consultant agrees to execute and deliver and to cause his agents, employees and subcontractors to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product and all associated intellectual property, and other rights therein, exclusively in the Company.

(e)           Return of Materials.  Immediately upon termination of this Agreement, or at any point prior to or after that time upon the specific request of the Company, Consultant shall return and shall cause his agents, employees and subcontractors to return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any, Work Product, Confidential Information and Trade Secrets, in Consultant’s or such persons’ possession or control. The confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

(f)           Public Statements and Press Releases.  The Company shall issue all public statements concerning the work hereunder. Neither Consultant nor his agents, employees or subcontractors shall issue any press releases, publications or other public communications describing or concerning any acknowledged project of the Company or any of the other Southern Entities without the prior written consent of the Company.

8.           Non-Interference with Employees, Customers and Business.

(a)           Consultant and covenants agrees that during the Term of this Agreement, and for a period of three (3) years thereafter, he shall not, nor shall his agents, employees or subcontractors either directly or indirectly, for himself or themselves or in conjunction with or on behalf of any Entity: (i) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company or any other Southern Entity whom Consultant, his agents, employees or subcontractors, has solicited, provided service to or otherwise had significant contact with while providing services to the Company or any other Southern Entity pursuant to this Agreement (hereinafter “Customer”); (ii) refer, recommend or otherwise suggest to any Customer the services of any Entity other than the Company or any other Southern Entity with respect to those types of services which the Southern Entities are regularly in the business of providing; (iii) refer, recommend or otherwise suggest to any Entity to provide or seek to provide services to any Customer with respect to those types of services which the Southern Entities are in the business of providing; (iv) seek or accept a Competitive Position with a Customer; or (v) solicit, divert or appropriate or attempt to solicit, divert or appropriate any employee or other contractor of the Company or any other Southern Entity. Consultant agrees to require each of his agents, employees or subcontractors who will perform services pursuant to this agreement for a Customer to execute a non-interference with employees, customers and business agreement in a form reasonably acceptable to the Company and shall use his best efforts to cause such persons to comply with such agreement.

(b)           Consultant covenants and agrees that for a period of two (2) years following the expiration or termination of this Agreement within the States of Georgia, Alabama, Mississippi and Florida, he shall not obtain or work in any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement or position with any person or Entity engaged wholly or in material part in the business that the Company is engaged in whereby the Consultant is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Consultant participated in or directed for the Company, The Southern Company or any of their respective affiliates during the Term of this Agreement.

(c)           Consultant and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company; (ii) the competitive nature of the Company’s industry; and (iii) that Consultant’s skills are such that it could easily find alternative, commensurate work in his field which would not violate any of the provisions of this Agreement.

9.           Remedies.

The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant except as otherwise permitted under this Agreement or authorized by the Company in writing, or any other violation of Section 6 or 7, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company that is not fully compensable by monetary damages. Should Consultant breach or threaten to breach any provision of Sections 6 and 7, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant’s breach), cumulative of and in addition to any other rights or remedies to which Company may be entitled by this Agreement, at law or in equity.

10.           Laws, Regulations and Public Ordinances.

Consultant shall comply with all federal, state, and local statutes, regulations, and public ordinances governing his work hereunder and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant’s failure to do so.

11.           Notices.

All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant: Cliff S. Thrasher 110 Blakewood Dr. Roswell, GA 30075	If to the Company: Thomas P. Bishop Sr. VP & General Counsel Georgia Power 241 Ralph McGill Blvd. Atlanta, GA 30308
12.           Indemnification.

Consultant shall and does hereby expressly agree to indemnify and hold harmless the Company, its officers, directors, shareholders, employees, parent and affiliates against any and all suits, actions, judgments, costs (including, without limitation, all court costs and attorneys’ fees), losses, damages, or claims of whatever nature arising out of or related to any acts or omissions of Consultant, his agents, employees or subcontractors, including, but not limited to, any injuries to or deaths of persons or any damage to property or equipment. Consultant further agrees to defend any and all such actions in any court or in arbitration.

13.           Waiver of Breach.

The waiver by any party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

14.           Assignment by Consultant.

Consultant may not assign, transfer or subcontract any of his rights or obligations under this Agreement to any party without the prior written consent of the Company. Consultant’s obligations under this Agreement shall be binding on Consultant’s successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision shall be null and void.

15.           Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

16.           Severability.

The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Consultant acknowledges and agrees that the covenants and agreements contained in this Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Consultant against the Company, whether predicted upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants and agreements.

17.           Interpretation.

Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its or his agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

18.           Survival.

Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18 and 19 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

19.           Entire Agreement.

This Agreement and the Separation and Release Agreement embodies the entire Agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. This Agreement may not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 18th day of March, 2009.

“COMPANY” GEORGIA POWER COMPANY	“CONSULTANT”

By: /s/Thomas P. Bishop	/s/Cliff S. Trasher
Its: Sr. Vice President	Witnessed By: /s/Sharon Markham

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